Exhibit 99.1
SINA Reports Preliminary Third Quarter 2005 Financial Results
The Company Reports Net Revenues of $49.6 Million
SHANGHAI, China, November 3 /Xinhua-PRNewswire/ — SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its preliminary financial results for the third quarter ended September 30, 2005:
*	Net revenues for the quarter declined 5% year-over-year to $49.6 million, meeting the Company’s guidance of between $49.0 million and $52.0 million.

*	Advertising revenues for the quarter grew 24% year-over-year to $23.0 million, accounting for 46% of total revenues.

*	Non-advertising revenues for the quarter declined 22% year-over-year to $26.7 million, accounting for 54% of total revenues.

*	U.S. GAAP net income for the quarter decreased 37% year-over-year to $9.1 million, or $0.16 diluted net income per share, due primarily to the increase in advertising expenses discussed below.

*	Non-GAAP net income for the quarter decreased 42% year-over-year to $10.0 million, or $0.17 diluted net income per share, due primarily to the increase in advertising expenses discussed below.
During the quarter ended September 30, 2005, the Company incurred significantly higher advertising expenses than prior periods on television and radio to acquire subscribers for its subscription based SMS products. Total direct advertising expenses relating to subscription based SMS products amounted to $6.7 million and accounted for 43% of the sales and marketing expenses for the quarter.
The nature of these direct advertising expenses is such that they are intended to acquire monthly subscribers for the subscription based SMS products who may continue the subscriptions for a few months on average based on historical patterns. The Company is required to consider, and is in the process of considering, whether these advertising expenses qualify to be treated as capitalizable direct response advertising under the Statement of Position 93-7 — “Reporting on Advertising Costs” (“SOP 93-7”) issued by American Institute of Certified Public Accountants (“AICPA”). If the criteria specified for capitalizing the direct response advertising in this accounting pronouncement are met, then the Company should capitalize such advertising expenses and amortize them over the expected benefit periods.
If the Company concludes that the requirements for advertising cost capitalization under SOP 93-7 are met, then the Company should defer a portion of the direct advertising expenses incurred in this quarter to future expected benefit periods, which deferred amount is estimated to be between $3.0 million and $4.0 million, and its operating expenses for this quarter will be reduced by the same amount.

Because the requirements for the capitalization of direct response advertising costs are complex and the amount of work required to reach a conclusion is time-consuming, the Company has not reached a conclusion as to whether the direct advertising expenses should be capitalized and is not certain when such conclusion will be reached. Therefore the Company has chosen to release the preliminary earnings for the third quarter assuming that no advertising expenses are capitalized and deferred. There can be no assurance that any direct response advertising costs will be capitalized and amortized under SOP 93-7 or that a determination whether to capitalize and amortize such costs will be made prior to the filing of the Company’s report on Form 10-Q for the third quarter of 2005.
“Although we have incurred significantly higher advertising expenses for our subscription based SMS products than projected during the third quarter, we believe that this was the right thing to do as we believe that the subscribers brought in through these advertising campaigns will generate benefits in future quarters,” said Wang Yan, CEO of SINA. “In addition, we are pleased to see another quarter of strong growth in advertising revenues despite stronger competition in the marketplace.”
Financial Results
For the quarter ended September 30, 2005, SINA reported net revenues of $49.6 million, a decrease of 5% from $52.5 million reported in the same period of 2004 and an increase of 8% from $46.1 million reported in the previous quarter, within the range of the Company’s guidance between $49.0 million and $52.0 million.
Advertising revenues totaled $23.0 million for the quarter, within the Company’s guidance between $22.5 million and $23.5 million. This represents a 24% increase from $18.5 million reported in the same period in 2004 and a 13% increase from $20.4 million reported in the previous quarter. The sequential increase in advertising revenues was mainly due to the increased number of advertisers. Total number of advertisers reached 571 in the third quarter as compared to 515 in the second quarter.
Non-advertising revenues totaled $26.7 million for the quarter, within the Company’s guidance between $26.5 million and $28.5 million. This represents a 22% decrease from $34.0 million reported in the same period in 2004 and a 3% increase from $25.8 million reported in the previous quarter. Total revenues from mobile value-added services (“MVAS”) were $24.1 million, representing a decrease of 23% from $31.3 million reported in the same period in 2004 and an increase of 7% from $22.6 million reported in the previous quarter.
The Company saw its third quarter SMS revenues grow 11% sequentially to $17.4 million, primarily due to an increase in revenue from subscription-based SMS products promoted via television and radio commercials. Multimedia messaging service (“MMS”) revenues decreased 37% sequentially to $1.3 million, primarily resulting from the impact of the transition to a new billing platform by China Mobile, which began late in the first quarter of 2005. Other 2.5G products, interactive voice response (“IVR”), ring back tone (“RBT”) and other new services together grew 9% sequentially to $5.4 million in the third quarter of 2005.
Gross margin for the third quarter was 68%, down from 69% reported in the previous quarter and the same as that reported in the third quarter of last year. Gross margin for advertising revenues was approximately 68% for the quarter, which is the same as the previous quarter. Gross margin for non-advertising revenues for the quarter was 67%, down from 70% in the previous quarter.
Operating expenses for the third quarter totaled $24.4 million, an increase of 30% from $18.8 million reported in same period of 2004 and an increase of 20% from $20.4 million reported in the previous quarter. Quarter-over-quarter increase in operating expenses was primarily driven by higher marketing spending on MVAS.
Net income for the third quarter was $9.1 million, representing a decrease of 37% from a net income of $14.5 million for the same period in 2004 and a decrease of 9% from a net income of $10.0 million for the previous quarter. Diluted net income per share was $0.16 for the quarter, compared to a diluted net income per share of $0.25 for the same period of 2004 and $0.17 for the previous quarter.
Non-GAAP net income for the third quarter totaled $10.0 million, compared to a non-GAAP net income of $17.4 million for the same period in 2004 and a non-GAAP net income of $12.5 million for the previous quarter. Non-GAAP diluted net income per share was $0.17 for the quarter, compared to a non-GAAP diluted net income per share of $0.30 for the same period of 2004 and a non-GAAP diluted net income per share of $0.21 for the previous quarter. Non-GAAP net income excludes, as applicable, the amortization and write-off of intangibles, amortization of convertible debt issuance cost, gain and loss on investment, and gain and loss from the sale of a business. Non-GAAP net income for the third quarter excluded a gain from the sale of online travel business Fortune Trip and an impairment loss related to the investment in Tidetime Sun. Management considered the impairment on investment as other than temporary.
As of September 30, 2005, SINA’s cash, cash equivalents and investments in marketable securities totaled $288.6 million, an increase of $4.5 million from three months ago. Cash flow from operating activities for this quarter was $12.2 million, compared to $8.1 million for the previous quarter and $10.8 million for the same period in 2004 .
Other Developments
The Company completed the sale of Fortune Trip, an online travel business, during the quarter ended September 30, 2005. As a result of this transaction, the Company recognized a gain of $1.5 million during the quarter ended September 30, 2005 and is entitled to an additional gain of approximately $0.6 million within the next 18 months, assuming certain contingencies are satisfied.
In August, Yahoo announced its investment in Alibaba.com, a Chinese company. As part of its investment, Yahoo intends to transfer its shares in 1Pai.com, a joint venture between Yahoo and SINA for online auction service in China to Alibaba.com. SINA owns 33% of the joint venture. SINA is in negotiations with Yahoo and Alibaba.com as to the settlement of its investment in the joint venture and no agreement has been reached.
In September 2005, the Company’s UC instant messaging platform met certain simultaneous online user targets. As part of the original acquisition terms, the Company is obligated to pay additional consideration to the management of Davidhill Capital, Inc. An additional consideration of $8.4 million in cash was paid in September 2005, with an additional $1.1 million in stock to be paid in the fourth quarter of 2005.
Business Outlook
The Company estimates that its total revenues for the fourth quarter of 2005 will be between $51.0 million and $53.0 million, with advertising revenues between $24.0 million and $25.0 million and non-advertising revenues between $27.0 million and $28.0 million. Non-GAAP net income is expected to be between $14.0 million and $15.0 million for the fourth quarter of 2005. It should be noted that the guidance for non-GAAP net income for the fourth quarter assumes that no direct response advertising expenses will be capitalized as discussed at the beginning of this release.
Non-GAAP Measures
To supplement the consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP measures of income from operations, net income and net income per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.
The Company’s non-GAAP income from operations excludes, as applicable, the amortization and write-off of intangibles. Non-GAAP net income and non-GAAP net income per share exclude, as applicable, the amortization and write-off of intangibles, amortization of convertible debt issuance cost, gain and loss on investment, and gain and loss from the sale of a business. The Company believes these non-GAAP financial measures provide useful information to both management and investors as they exclude certain expenses, gains and losses (i) that are not expected to result in future cash payments, gains and losses and (ii) that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures.
The Company’s management believes excluding the non-cash amortization and write-off expense of intangible assets resulting from business acquisitions from its non-GAAP financial measures of income from operations and net income and excluding the non-cash amortization and write-off expense of intangible assets resulting from equity-method investments from its non-GAAP financial measure of net income are useful for itself and investors, because they enable a more meaningful comparison of the Company’s cash earnings and performance between reporting periods. In addition, such charges will not result in cash settlement in the future.
The Company’s management believes excluding non-cash amortization expense of issuance cost relating to convertible bonds from its non-GAAP financial measure of net income is useful for itself and investors as such expense does not have any impact on cash earnings.
The Company’s management believes excluding gains and losses on investment from its non-GAAP financial measure of net income is useful for itself and investors, because such gains and losses will not result in cash settlement in the future nor impact the Company’s future cash earnings or cash flows. The Company does not typically invest in common stock of other companies. Therefore, these charges are otherwise unrelated to the Company’s ongoing business operations.
The Company’s management believes excluding the gains and losses on the sale of a business from its non-GAAP financial measure of net income is useful for itself and investors, because such gains and losses are non-recurring in nature and are not indicative of the Company’s operating results.
Conference Call
SINA will host a conference call at 8:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the third quarter of 2005. The dial-in number for the call is 617-801-9711. The pass code is 75243434. A live Webcast of the call will be available from 8:00 p.m. — 9:00 p.m. ET on Thursday, November 3rd, 2005 (9:00 a.m. — 10:00 a.m. Beijing Time on November 4th, 2005).
The call can be accessed through SINA’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate web site at http://corp.sina.com. A replay of the conference call will be available through November 10th at midnight eastern time. The dial-in number is 617-801-6888. The pass code for the replay is 67431389.

About SINA
SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and auctions). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.
Safe Harbor Statement
This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), SINA’s strategic and operational plans, and any adjustment resulting from the capitalization of direct advertising costs under SOP 93-7 (as described earlier in this press release). SINA may also make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. SINA assumes no obligation to update the forward-looking statements in this release and elsewhere. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by the Chinese State Administration of Radio, Film and Television in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its recent quarterly reports on Form 10-Q, as well as in its other filings with the Securities and Exchange Commission.

Contact:
SINA Corporation
Chen Fu, (86-21) 62895678 ext. 6089
fuchen@staff.sina.com
or
The Ruth Group
Denise Roche, 646/536-7008
droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. Dollar in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Net revenues
Advertising	$22,968	$18,516	$20,373	$59,989	$47,146
Non-advertising	26,656	33,989	25,757	81,613	95,942

	49,624	52,505	46,130	141,602	143,088

Cost of revenues
Advertising	7,410	7,144	6,541	19,845	16,437
Non-advertising	8,670	9,711	7,794	25,504	27,241

	16,080	16,855	14,335	45,349	43,678

Gross profit	33,544	35,650	31,795	96,253	99,410

Operating expenses
Sales and marketing	15,735	10,646	10,718	37,937	26,816
Product development	3,816	3,034	3,520	11,038	7,151
General and administrative	4,210	4,065	5,078	13,985	11,220
Amortization of intangibles	602	1,041	1,041	2,684	2,451

	24,363	18,786	20,357	65,644	47,638

Income from operations	9,181	16,864	11,438	30,609	51,772

Other income, net	1,698	1,296	1,564	4,794	3,596
Amortization of convertible debt issuance cost	(172)	(172)	(171)	(514)	(514)
Gain on sale of business	1,487	—	—	1,487	—
Loss on investments, net	(1,458)	(1,675)	(1,338)	(2,740)	(1,616)
Loss on equity investments	(996)	(1,082)	(858)	(2,420)	(2,171)

Income before income taxes	9,740	15,231	10,635	31,216	51,067

Provision for income taxes	(647)	(728)	(682)	(1,860)	(2,504)

Net income	$9,093	$14,503	$9,953	$29,356	$48,563

Shares used in computing basic net income per share	53,099	50,387	52,111	52,214	50,043

Basic net income per share	0.17	0.29	0.19	0.56	0.98

Shares used in computing diluted net income per share	58,774	57,763	58,783	58,680	57,995

Diluted net income per share	$0.16	$0.25	$0.17	$0.51	$0.85

Net income used for diluted net income per share calculation

Net income	$9,093	$14,503	$9,953	$29,356	$48,563

Amortization of convertible debt issuance cost	172	172	171	514	514

Net income used for diluted net income per share calculation	$9,265	$14,675	$10,124	$29,870	$49,077

SINA CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(U.S. Dollar in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
GAAP income from operations	$9,181	$16,864	$11,438	$30,609	$51,772
Amortization of intangibles	602	1,041	1,041	2,684	2,451

Non-GAAP income from operations	$9,783	$17,905	$12,479	$33,293	$54,223

GAAP net income	$9,093	$14,503	$9,953	$29,356	$48,563
Amortization of intangibles	793	1,041	1,041	2,875	2,451
Amortization of convertible debt issuance cost	172	172	171	514	514
Gain on sale of business	(1,487)	—	—	(1,487)	—
Loss on investments, net	1,458	1,675	1,338	2,740	1,616

Non-GAAP net income	$10,029	$17,391	$12,503	$33,998	$53,144

Shares used in computing basic net income per share	53,099	50,387	52,111	52,214	50,043

Non-GAAP basic net income per share	$0.19	$0.35	$0.24	$0.65	$1.06

Shares used in computing diluted net income per share	58,774	57,763	58,783	58,680	57,995

Non-GAAP diluted net income per share	$0.17	$0.30	$0.21	$0.58	$0.92

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(U.S. Dollar in thousands)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Net revenues
Advertising	$22,968	$18,516	$20,373	$59,989	$47,146
Mobile related	24,134	31,290	22,618	73,267	88,207
Others	2,522	2,699	3,139	8,346	7,735

	$49,624	$52,505	$46,130	$141,602	$143,088

Cost of revenues
Advertising	$7,410	$7,144	$6,541	$19,845	$16,437
Mobile related	8,279	9,389	7,374	24,323	26,463
Others	391	322	420	1,181	778

	$16,080	$16,855	$14,335	$45,349	$43,678

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollar in thousands)

	September 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and investments in marketable securities	$288,636	$275,635
Accounts receivable, net	32,908	39,942
Property and equipment, net	22,202	16,152
Long-term investments	6,296	10,009
Goodwill and intangible assets, net	80,014	74,390
Other assets	15,540	14,297

Total assets	$445,596	$430,425

Liabilities and Shareholders’ Equity
Liabilities	$41,883	$77,080
Convertible Debt	100,000	100,000
Shareholders’ equity	303,713	253,345

Total liabilities and shareholders’ equity	$445,596	$430,425